Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To NutriSystem, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-117781 and 333-110772) on Form S-3 and registration statements (Nos. 333-44908, 333-134215 and 333-119009) on Form S-8 of NutriSystem, Inc. of our reports dated February 29, 2008, with respect to the consolidated balance sheets of NutriSystem, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of NutriSystem, Inc.

Our report dated February 29, 2008 with respect to the consolidated balance sheets of NutriSystem, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007, refers to NutriSystem, Inc.’s adoption of the fair value method of accounting for stock-based compensation as required by Statement of Financial Accounting Standards No. 123(R), Share-Based Payment.

/s/ KPMG LLP

Philadelphia, Pennsylvania

February 29, 2008